Exhibit 8

List of Subsidiaries of the Registrant

We own the following significant subsidiaries:

1.  Limco-Piedmont Inc., a 100%-owned Delaware subsidiary.

2.  Limco Airepair Inc., a wholly-owned Delaware subsidiary of Limco-Piedmont Inc.

3.  Piedmont Aviation Component Services LLC, a North Carolina limited liability company, wholly-owned subsidiary of Limco-Piedmont Inc.

4.  TAT-GAL Inc., a wholly-owned California subsidiary.

5.  Bental Industries Ltd., a 70%-owned Israeli subsidiary (see Item 8 – Significant Changes, with respect to the sale of TAT's holdings in Bental Industries Ltd.)